Exhibit 10.12

Agreement

Drawn up and signed in Ramat Gan on the      day of the Month of April, 2005

Between:	Mr. Avraham Shekalim, I. D. No. 016314312 24 Hashoshanim St., Nesher (Hereinafter: “Mr Shekalim”)

The Party of the First Part;

And between:	A Company under Establishment by D. Medical Industries Ltd. 8 Hamenofim St., Herzliya Pituach. (Hereinafter: “The Company Under Establishment”)

The Party of the Second Part;

Whereas	D. Medical Industries Ltd. (hereinafter: “D. Medical”) requests to establish a company that will deal with the development, manufacture, marketing and sales of a sensor for the measurement of the concentration of glucose in the blood stream (hereinafter: “The Sensor”) and/or any other action related to the sensor;

And whereas	And the company under establishment entered into an agreement with NiliMed Ltd, with respect to the sensor. A copy of the agreement is attached to this agreement as an inseparable part thereof, marked at Appendix A;

And whereas	The company is interested in obtaining development services with respect to the sensor (hereinafter: “The Services”) from Mr. Shekalim and Mr. Shekalim agrees to provide the stated development services to the company, subject to the terms and conditions of this agreement;

And whereas	The parties wish to enter into this agreement for purposes of arranging the receiving of the consulting and development services from Mr. Shekalim for the company under establishment.

Therefore, the Parties Declare, Condition and Agree as Follows:

1.	Preamble and Interpretation

1.1	The preamble to this agreement constitutes an inseparable part of this agreement and will be read as one entity together with all its clauses.

1.2	The headings of the clauses in this agreement are for convenience only and they do not have, nor will they be given any weight for purposes of interpretation.

1.3	No change, addition or detraction to this agreement will be valid after the date of the signing thereof unless the change is made in writing and signed by both parties.

1.4	None of the terms and conditions and instructions included in this agreement derogate from any other term and condition or any other instruction in this agreement but rather add to it, unless stipulated otherwise in this agreement.

1.5	Any instruction and/or expression in the singular will also include the plural and vice versa, and instruction and / or expression in the feminine gender will also include the masculine gender and vice versa, and a reference to an individual person will also include a corporation, and vice versa.

1.6	Every appendix attached to this agreement constitutes an inseparable part thereof.

2.	The Undertakings and Declaration by Mr. Shekalim

2.1	Mr. Shekalim undertakes to invest 10 hours per week of his time to provide services to the company under establishment, in accordance with the milestones agreed upon between the company under establishment and Nili Med Ltd (Hereinafter: “Nili Med”), and detailed in Appendix 2.1 to this agreement, or until a total amount of $6,000,000 US dollars will be invested in the company under establishment, the later of the two, as long as no deterioration in the terms of employment of Mr. Shekalim will occur, whether Mr. Shekalim will receive remuneration from Nili Med and/or from the company under establishment, in the two companies accumulatively.

2.2	The remuneration of Mr. Shekalim within the framework of his work in the company under establishment will be NIS 8,000 gross. The accompanying social benefits to the terms of employment will be relative as agreed upon between Mr. Shekalim and Nili Med Ltd. The parties agree that the employment agreement will be signed between the company under establishment and Mr. Shekalim.

2.3	All the rights in the sensor and/or in the intellectual property which is likely to flourish there from, including patents or applications to register a patent, belong to Nili Med Ltd.

3.	Granting of Options to Mr. Shekalim in the Company under Establishment

3.1	The parties agree that Mr. Shekalim will be entitled to the issuance of options convertible into shares of the company under establishment, of a type of the most preferable shares that will be held at any time by D. Medical Industries Ltd. in the company under establishment without recompense, at a 0 (“Zero”) exercise price, for an unlimited exercise period (hereinafter: “The Option”). The option can be exercisable in a number of shares that will reflect the rate of holding by Mr. Shekalim of 8% (eight percent) of the issued and paid share capital of the company under establishment, based on full dilution of all the securities that will be issued by the company under establishment at any time (hereinafter: “Full Dilution”). It is agreed that until an investment of 6,000,000 (six million) US dollars will be made in the share capital of the company, the value of the holdings by Mr. Shekalim will not be diluted below 8% of the share capital of the company as stated above, as a result of the issuance of securities of the company under establishment, to any person, including, but not limited to, the investors who will invest the total of 6,000,000 US dollars as stated.

3.2	In spite of the above stated, in the case that prior to the completion of an investment of 2,500,000 US dollars, there will be an exit in the company under establishment, additional option deeds will be issued to Mr. Shekalim at no consideration, which will grant him the right to purchase, at no consideration, and at an exercise price of 0 (“zero”), 15% of the issued and paid up share capital in the company, under Full Dilution at the time of the exit.

In this clause – “Exit” – is the sale of the majority of the shares of the company to a third party and/or the sale of the technology and/or the intellectual property of the company to a third party in one action or in a series of actions. Also, in this clause, exit will be considered as a public issue or registering for trading, on any Stock Exchange whatsoever, of the shares of the company under establishment and/or the merger of the company under establishment with a third party.

3.3	In order to eliminate doubt, it is clarified that within the framework or an additional investment, after the completion of the overall investment of 6,000,000 US dollars in the company under establishment, the total options to which Mr. Shekalim is entitled, will be diluted, in accordance with the rate of dilution by which the holdings of D. Medical in the company under establishment will be diluted, within the framework of any round of investment.

3.4	In order to eliminate doubt, it is clarified that Mr. Shekalim will be entitled to exercise the options, or part thereof, at any time.

3.5	The parties agree that in the case of an IPO of the company under establishment or in the case of an M&A of the company under establishment, Mr. Shekalim will be obligated to convert the options into shares in the company under establishment.

3.6	As long as Mr. Shekalim holds shares and/or options in the company under establishment, Mr. Shekalim will be a Director in the company.

3.7	It is agreed that Mr. Shekalim will be the manager of the company and that the Board of Directors of the company will be able to change the identity of the manager.

4.	Bonus to Avraham Shekalim

4.1	In the case that the company under establishment will sign a strategic partnership agreement for the marketing of the sensor with an international company:

In the matter of this clause “Strategic Partnership” and “Strategic Partner” are a partnership with an international company, for the marketing of the sensor.

4.1.1	Should an agreement be signed with a strategic partner which conducts business activities, including, but not limited to the sale of goods in the USA (hereinafter: “The American Strategic Partner”), Mr. Shekalim will receive, from the company under establishment, $200,000 or 500,000 options convertible to 500,000 shares in D. Medical Industries Ltd., the public company, in accordance with a resolution of the company under establishment, (the resolution of the company under establishment will be whether to grant Mr. Shekalim a cash bonus or convertible share options) which will be paid to Mr. Shekalim within 30 days of the date of the completion of the business deal with the Strategic Partner.

4.1.2	Should an agreement be signed with a strategic partner which conducts business activities, including, but not limited to the sale of goods in Europe (hereinafter: “The European Strategic Partner”), Mr. Shekalim will receive, from the company under establishment, $100,000 or 250,000 options convertible to 250,000 shares in D. Medical Industries Ltd., the public company, in accordance with a resolution of the company under establishment, (the resolution of the company under establishment will be whether to grant Mr. Shekalim a cash bonus or convertible share options) which will be paid to Mr. Shekalim within 30 days of the date of the completion of the business deal with the Strategic Partner.

Should, after the signing of the agreement with a European Strategic Partner, a strategic agreement be signed with an American Strategic Partner, then Mr. Shekalim will receive $100,000 from the company under establishment, or 250,000 additional options convertible to 250,000 shares in D. Medical Industries Ltd., the public company, in accordance with a resolution of the company under establishment, (the resolution of the company under establishment will be whether to grant Mr. Shekalim a cash bonus or convertible share options) which will be paid to Mr. Shekalim within 30 days of the date of the completion of the business deal with the Strategic Partner.

4.2	In order to eliminate doubt, it is clarified that should Mr. Shekalim receive the bonus in accordance with clause 4.1.1 of this agreement, Mr. Shekalim will not be entitled to a bonus in accordance with clause 4.1.2 of this agreement and vice versa, that is, should Mr. Shekalim receive the bonus in accordance with clause 4.1.2 of this agreement, Mr. Shekalim will not be entitled to a bonus in accordance with clause 4.1.1 of this agreement.

4.3	D. Medical Industries Ltd. will approve, by means of its signature in the margin of this agreement, its consent to issuance of the options as stated in this Clause 4.

5.	Taxes

5.1	The company under establishment will bear the stamp tax applicable to this agreement.

5.2	Each party will bear the taxes applicable to it as a result of the execution of the issuance of the option deeds in accordance with this agreement and/or the exercise of the options in accordance with this agreement.

6.	Condition Precedent

This agreement will become valid upon the occurrence of all of the following terms and conditions:

This agreement is subject to the approval of the Board of Directors of the company under establishment – which will be given no later than 14 days after the date of the signing of this agreement.

The completion of the investment agreement between the company under establishment and D. Medical, for the investment of 300,000 US dollars in the company under establishment as a budget for the first milestone, in accordance with the attached Appendix 2.1.

7.	The Closing Date of the Transaction

The closing of the transaction in accordance with this agreement will be carried out within 14 days from the date of the approval of the transaction, by the Board of Directors of the company under establishment.

8.	The Closing of the Transaction

On the closing date of the transaction, Mr. Shekalim and the company under establishment will convene for a meeting at the offices of the company under establishment and will proceed as detailed below:

8.1	The company under establishment will produce, for Mr. Shekalim, an authorization from the Board of Directors of the company under establishment, approving the entering by it into this agreement.

8.2	The company under establishment will produce to Attorney Victor Tshuva, the options deeds in accordance with clause 3 above.

8.3	D. Medical will transfer 300,000 US dollars to the company under establishment.

9.	General

The parties undertake to act in good faith and out of mutual cooperation in order to execute the instructions of this agreement, and including taking any action, to sign any document and to obtain any authorization required to execute the terms and conditions of this agreement.

10.	Notifications

10.1	A notification that will be dispatched in accordance with the addresses of the parties detailed in the preamble to this agreement, by registered mail, will be considered as having been received by the addressee within 72 hours from the date of its dispatch. Should such a notification be handed over in person, it will be considered to have been received at the time of its handing over.

10.2	Each party will be entitled to change its address for purposes of this agreement to another address in Israel, by means of a written notification that will be dispatched to the other party at its stated address.

10.3	Any change or correction to this agreement will only be carried out in writing and will be signed by all the parties to this agreement. Any change or correction of Clause 4 above will also be signed by D. Medical Industries Ltd, as a condition for the validity thereof.

10.4	There is nothing in any remedy granted to either of the parties towards the other party to exhaust the remedies granted to a party to this agreement in accordance with the law.

And in witness the parties have signed at the venue and on the date

The Company under Establishment	Mr. Shekalim
Represented by D. Medical Industries Ltd.

( - signature - )	( - signature - )

Date:

Authorization

I, the undersigned, D. Medical Industries Ltd., hereby confirm my consent to the issuance of the options to Mr. Shekalim upon the occurrence of that stated in Clause 4 of this agreement.

In witness have I affixed my signature.

D. Medical Industries Ltd.

By:                                          and

Date: March     , 2005

Authorization by an Attorney to Rights of Signature

I, the undersigned, Attorney Victor Tshuva, the Legal Council of the D. Medical Industries Ltd. Company, hereby confirm that Messrs                      and                     , who signed the above authorization, on behalf of D. Medical Industries Ltd., are qualified to sign on behalf of D. Medical Industries Ltd. on the above stated authorization and to obligate it [D. Medical Industries Ltd.] to that stated therein and in Clause 4 of the agreement and this in accordance with the Incorporation Documents of D. Medical Industries Ltd. or any agreement to which it is subject, as well as in accordance with the signatory rights adopted by D. Medical Industries Ltd. and which are valid up to this point in time.

Date: March     , 2005

Victor Tshuva, Attorney

Appendix A

[See Exhibit 2.2 to the Registration Statement]

Appendix 2.1

[None]